Filed Pursuant to Rule 433
Dated December 16, 2005
Registration Statement No. 333-128424
FREE WRITING PROSPECTUS DATED DECEMBER 16, 2005
8,850,000 Common Shares
CRM Holdings, Ltd.
     This Free Writing Prospectus relates only to the securities described above and should only be read together with the preliminary prospectus, dated December 7, 2005 (the “Preliminary Prospectus”), included in the Registration Statement on Form S-1 (Registration No. 333-128424) relating to these securities.
Changes Included in the Recent Amendment to Registration Statement
     On December 16, 2005, CRM Holdings, Ltd. (“CRM Holdings”) filed an amendment to its registration statement on Form S-1, or the “Registration Statement,” which, among other things, reflected the following updated disclosure:
•	On December 14, 2005, Twin Bridges (Bermuda) Ltd. (“Twin Bridges”) amended its unsecured letter of credit facility (the “Unsecured Letter of Credit Facility”) with KeyBank National Association (“KeyBank”) to increase the amount available thereunder from $4,500,000 to $6,500,000 and reduce the fees payable for letters of credit drawn from 1.75% to 1.5%. CRM Holdings anticipates that at December 31, 2005, letters of credit in the principal amount of approximately $5,600,000 will be outstanding under the Unsecured Letter of Credit facility and letters of credit in the principal amount of approximately $9,100,000 will be outstanding under Twin Bridges’ secured letter of credit facility with KeyBank and informal arrangement with Smith Barney Citigroup. A significant amount of these additional letters of credit which Twin Bridges expects to issue by December 31, 2005 is the result of premiums which Twin Bridges has received since September 30, 2005, for which secured and unsecured letters of credit are required to be issued pursuant to Twin Bridges’ reinsurance agreement with NY Marine & General Insurance Company, and an adjustment to the amount of unsecured letters of credit required to be issued under the terms of the reinsurance agreement.

•	Since the date of the Preliminary Prospectus, the Senate and the House of Representatives have each passed bills to extend the Terrorism Risk Insurance Act of 2002.

•	Since the date of the Preliminary Prospectus, preliminary discovery has commenced with respect to the litigation between H.F.C.A. Associates Corp. and 17 related companies and the Healthcare Industry Trust of New York and Compensation Risk Managers, LLC.
THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800 635-6851.
The most recent registration statement (including a prospectus) can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1338949/000095012305014834/y12480a5sv1za.htm